UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2006

Maverick Oil and Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-50428	98-0377027
(Commission File Number)	(IRS Employer Identification Number)

16415 Addison Road, Suite 850, Addison, Texas 75001-5332

(Address of Principal Executive Offices)

(214) 239-4333

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On December 19, 2006, we issued an aggregate of 5,225,000 investment units in a private placement transaction at a purchase price of $.20 per unit, for total proceeds of $1,045,000. Each investment unit consisted of one share of the Company’s common stock (the “Shares”) and a warrant to purchase an additional share of the Company’s common stock, (the “Warrants”). The Warrants are exercisable for a period of three years, commencing on the date the Company amends its Articles of Incorporation to increase its authorized capital, at an exercise price of $.20 per share, subject to customary anti-dilution adjustments. The Company has granted incidental (“piggyback”) registration rights to the investors in the private placement pursuant to which the Company has agreed to include the resale of the Shares (including the Shares issuable upon exercise of the Warrants) in the next registration statement to be filed by the Company with the Securities and Exchange Commission (the “SEC”) (excluding its current registration statement on file with the SEC).

The Shares and Warrants were issued to eight accredited investors, including James A. Watt, our Chief Executive Officer, who purchased 1 million Shares and Warrants for a purchase price of $200,000. The Shares and Warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Rule 506 promulgated by the Commission thereunder, without payment of underwriting discounts or commission to any person.

In connection with the transaction, and to insure that our authorized capital was sufficient to complete the placement, Line Trust Corporation Limited, one of our principal shareholders, agreed to surrender for cancellation outstanding warrants to purchase 5,225,000 shares of our common stock that it purchased from us in a private placement transaction completed in early 2005.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits
Exhibit No.	Description
10.34	Form of Securities Purchase Agreement Dated December 19, 2006 (including form of Investor Warrant).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAVERICK OIL AND GAS, INC
Date: December 19, 2006	By: /s/ James A. Watt James A. Watt, CEO

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